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                                                                    EXHIBIT 99.2

DATE: October 6, 2000

Contact:
Hollis Rafkin-Sax
Edelman Financial
212-704-4559
Hollis.Rafkin-Sax@Edelman.com

Michael O'Connor
TravelCenters of America
440-808-3049
O'Connor.Michael@tatravelcenters.com

FOR IMMEDIATE RELEASE

           TRAVELCENTERS OF AMERICA, INC. ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR 10 1/4% SENIOR SUBORDINATED NOTES

         WESTLAKE, Ohio, October 6, 2000 -- TravelCenters of America, Inc. (the "Company") announced today that in connection with the acquisition of the Company by Oak Hill Capital Partners, L.P., a private equity investment group founded by Robert M. Bass, it has commenced a tender offer and consent solicitation for any and all of the aggregate outstanding principal amount of its 10 1/4% senior subordinated notes (the "Notes"). The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated October 6, 2000. The consent solicitation will expire at 5:00 p.m., New York City time, on October 20, 2000, unless extended (the "Consent Date"). The tender offer will expire at 5:00 p.m., New York City time, on November 6, 2000, unless extended (the "Expiration Date").

         Holders tendering their Notes will be required to consent to certain proposed amendments, which will eliminate or amend certain of the restrictive covenants, certain events of default and certain other related provisions from the indenture governing the Notes. The tender offer and consent solicitation are conditioned on (1) the consummation of the acquisition by Oak Hill and (2) the receipt of consents from holders of at least 50% of the outstanding principal amount of the Notes, among other conditions.

         In the event that any Notes are accepted for purchase pursuant to the tender offer and the proposed amendments to the indenture become operative, the Company will make a consent payment of $30.00 per $1,000 principal amount of Notes for which consents have been validly delivered on or prior to the Consent Date and not validly revoked (the "Consent Payment").

         The consideration for each $1,000 principal amount of Notes validly tendered after the Consent Date and on or prior to the Expiration Date and not validly revoked will be equal to (i) the price, calculated in accordance with standard market price, based on the assumption that the Notes will be redeemed at $1,051.25 per $1,000 principal amount of Notes


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on the earliest redemption date, April 1, 2002, and that the yield to the earliest redemption date is equal to the sum of (x) the yield to maturity on the 6 5/8% U.S. Treasury Note due March 31, 2002, as calculated by the Dealer Managers in accordance with standard market practice, based on the bid side prices as of 2:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, plus (y) 75 basis points, minus (ii) accrued and unpaid interest on such $1,000 principal amount up to, but not including, the date of payment, minus (iii) the Consent Payment (the "Tender Offer Consideration"). All holders who validly tender Notes after the Consent Date and on or prior to the Expiration Date will also be paid accrued and unpaid interest for the Notes accepted for purchase.

         The Tender Offer Consideration and the Consent Payment will be paid as promptly as practical following the Expiration Date. Holders who validly tender their Notes and validly deliver consents on or prior to the Consent Date will receive the Tender Offer Consideration and the Consent Payment. Holders who validly tender their Notes subsequent to the Consent Date and on or prior to the Expiration Date will receive only the Tender Offer Consideration and will not receive the Consent Payment. A holder who validly tenders Notes will be deemed to have validly delivered its consent. A holder may not deliver its consent without validly tendering its Notes.

         The Company may amend, extend or terminate the tender offer and consent solicitation at any time.

         Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. The depository is State Street Bank and Trust Company. Questions or requests for assistance may be directed to Credit Suisse First Boston Corporation (telephone:
(800) 820-1653), to Donaldson, Lufkin & Jenrette Securities Corporation (telephone (212) 892-3398 (collect)) or to Chase Securities Inc. (telephone:
(212) 270-1100 (Collect)). Requests for documentation may be directed to Mackenzie Partners, Inc., the Information Agent (telephone: (800) 322-2885).

         TravelCenters of America (TA) is the largest, and only nationwide, full-service travel center network in the United States serving long-haul trucking fleets and their drivers, independent truck drivers and general motorists. TA supplies diesel fuel to 49 of the 50 largest long-haul trucking fleets in the nation. TA facilities typically include diesel fuel and gasoline, truck repair and maintenance services, full-service and fast food dining, travel and convenience stores and other driver amenities. TA is headquartered in Westlake, Ohio, a suburb of Cleveland, and had total revenues in 1999 of $1.5 billion.

         This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.

         The news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer and consent solicitation is made only by the Offer to Purchase and Consent Solicitation dated October 6, 2000.